UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2003

RealNetworks, Inc.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-23137 (Commission File Number)	91-1628146 (I.R.S. Employer Identification No.)

2601 Elliot Avenue, Suite 1000, Seattle, WA 98121
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 674-2700

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 5. Other Events.

     On June 11, 2003, RealNetworks, Inc. (the “Company”) issued the press release furnished as Exhibit 99.1 to this report.

The Company discloses the following risk factors related to our business:

We have a relatively limited operating history, which makes it difficult to evaluate our business.

       We were incorporated in February 1994 and have a relatively limited operating history, particularly in our consumer subscription businesses. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the markets for online consumer subscription services and digital media software in which we operate.

       To address the risks and uncertainties faced by our business, we must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining our brand name;

•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;

•	developing subscription services products that result in high degrees of consumer satisfaction and high levels of consumer usage;

•	successfully responding to competition from Microsoft, Yahoo!, Apple and others, including competition from emerging technologies and solutions; and

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services.

       Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We have a history of losses.

       We have incurred significant losses since our inception. As of March 31, 2003, we had an accumulated deficit of approximately $260.9 million. We had net losses for the quarter ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, and we may not generate sufficient revenue to be profitable on a quarterly or annual basis in the future. We devote significant resources to developing, enhancing, selling, marketing and obtaining content for our products and services. As a result, we will need to generate significant revenue to be profitable in the future.

Our operating results are likely to fluctuate significantly, which may cause our stock price to fluctuate.

       As a result of our relatively brief operating history and the rapidly changing and uncertain nature of the markets in which we compete, our quarterly and annual revenue and operating results are likely to fluctuate from period-to-period, and period-to-period comparisons may not be meaningful. These fluctuations are caused by a number of factors, many of which are beyond our control. In past periods, our operating results have been affected by personnel reductions and related charges, charges relating to losses on excess office facilities, and impairment charges for certain of our equity investments. No assurance can be given that our operating results will not be affected by similar charges in future periods. Our future operating results could fall below the expectations of public market analysts or investors, which would likely significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

       Our research and development and sales and marketing efforts, and other business expenditures generally, are partially based on predictions regarding certain developments for media delivery and digital media distribution and on the consumption of online consumer subscription services. To the extent that these predictions prove inaccurate, our revenue may not be sufficient to offset these expenditures, and our operating results may be harmed.

Our revenue may be harmed if general economic conditions do not improve.

       In recent periods, general adverse economic conditions have caused many customers and prospective customers of our media delivery system software to experience financial difficulties. As a result, some of these companies have ceased or consolidated operations, some are continuing to experience financial difficulty and sales cycles for many of our customers and potential customers have become longer and less predictable than in the past. In addition, certain customers have attempted to refuse to pay us under existing contracts and other customers have adopted the media delivery products of our primary competitor because it bundles its competing media delivery products with its operating system for no additional charge. In particular, customers and potential customers in the systems software and telecommunication industries have become increasingly cautious in their buying decisions due to the economic trends specific to those industries. The macroeconomic environment, including Microsoft’s bundling practices, has also impacted sales to, and the rate of adoption of our systems software products by, consumers, customers in the corporate enterprise, broadcast hosting, Internet content provider, non-PC device manufacturer, systems software, telecommunication and original equipment manufacturer market segments. No assurance can be given when, or if, customers in these markets will increase capital spending levels. In the event that a substantial number of our current or potential customers experience financial difficulties in the future, the rate of adoption of our products may be slowed, our ability to increase or maintain sales to such customers will be adversely affected and our ability to generate revenue from these companies will also be adversely impacted. Further, if U.S. or global economic conditions worsen, our business, operating results, and financial condition could be harmed.

       Our consumer subscription services are a new business model for us and we believe these services represent a discretionary spending item for many consumers. Accordingly, the development of these services could be negatively impacted by a general decline in consumer spending levels or other changes in consumer habits caused by macroeconomic conditions, which would harm our business and our business prospects.

Our proposed acquisition of Listen.com may not close or, if it does close, may not be successful.

       On April 21, 2003, we announced that we have entered into a definitive agreement to acquire Listen.com. We currently expect the acquisition to close early in the third quarter of 2003, subject to satisfaction of customary closing conditions, including obtaining an approval from the California Department of Corporations necessary for the merger to be exempt from the registration requirements of state and federal securities laws. No assurance can be given that such approval will be received or that the closing will occur.

       Even if our proposed acquisition of Listen.com successfully closes, the acquisition may not be successful. The proposed acquisition will not achieve its anticipated benefits unless we successfully integrate Listen.com’s operations with those of RealNetworks in a timely manner. Prior to the proposed acquisition, RealNetworks and Listen.com operated independently, each with its own business, business culture, markets, customers, employees and systems. Integrating the operations associated with Listen.com will be a complex, time-consuming and expensive process that may result in revenue disruption, loss of key employees, customer uncertainty, and other operational difficulties if not completed in a timely and efficient manner. The operations associated with Listen.com will remain in San Francisco after the closing. This will be our first experience operating and integrating a substantial acquired business in a remote location. The geographic separation could increase the operational risks described below under the caption “Potential acquisitions involve risks that we may not adequately address”. If we are not successful in addressing these risks or any other problems encountered in connection with the proposed acquisition, our business could be harmed.

Anticipated losses from our Listen.com acquisition may harm our business.

       Following the anticipated closing of our proposed acquisition of Listen.com, we expect the operations associated with Listen.com to incur operating losses of approximately $1.0 million to $2.0 million per quarter in 2003, and to decrease thereafter. Our expectation regarding the initial operating losses, and their decrease over time, is subject to risk and uncertainty. The operating losses could adversely affect our ability to achieve profitability in any given fiscal period, which could result in a decrease in our stock price. If the operating losses continue longer than we expect, or are greater than we expect, such losses could harm our financial position, reported operating results or stock price. Our estimate of the operating losses we are likely to incur is based on Listen.com’s past performance and anticipated future performance. Factors that might contribute to the operating losses continuing longer than we expect, or being greater than we expect, include Listen.com’s ability to renew existing music licenses with the major music labels, rates of subscriber retention, price pressure from competitors, the development of the market for online music subscription services, and others factors described under the caption “Our online music services initiatives may not be successful, including our proposed acquisition of Listen.com”.

There are a number of risks associated with our recently announced Helix initiative.

       In July 2002, we announced the introduction of Helix, a combination of technology and a new licensing model designed to create an open, comprehensive platform and development community to enable the creation of digital media products and applications for multiple formats, operating systems and devices. Under the new licensing model, Helix community members can access, use and modify RealNetworks source code. This enables a large group of developers to extend the Helix technology to other platforms, fix software bugs and create their own applications using the Helix platform.

       Because these initiatives and products were introduced so recently, there are a number of risks associated with them, including risks associated with open source and community source technology licensing, development and business models and the risks typically associated with the introduction of new products and technologies. There can be no assurance that the industry will adopt the Helix Platform or the Helix Community, or that third parties will develop and introduce technologies or products based on them. Further, there can be no assurance that new or existing customers will license the Helix Universal Server. While we have invested substantial resources in the development of these initiatives and products, there can be no assurance that they will be accepted by the market, that we will derive substantial revenue from such initiatives and products or that the introduction of Helix and the Helix Universal Server will not adversely affect our sales.

Our subscription services may not be successful.

       Members of one of our RealOne subscription services gain access to premium subscription content and are able to take advantage of certain enhanced features of the RealOne Player. These subscription services are a relatively new business model for delivering media over the Internet and represent a new and rapidly evolving business model for us. It is too early to predict whether consumers will accept in significant numbers our subscription services or whether the services will otherwise be financially viable. To date, costs of our subscription services as a percentage of subscription services revenue is significantly higher than such costs represented in our business historically, and we expect this trend will continue to negatively impact our overall gross margins as we grow our consumer subscription business and it becomes a larger portion of our overall revenue. Our subscription services compete with both traditional and online entertainment service providers although, to date, we have not faced significant direct competition with our subscription service offerings. We anticipate that we will face increasing competition for online subscription service revenue from a wide range of companies, including AOL Time Warner, Microsoft and Yahoo!, which has recently launched a subscription service that competes with the offerings of certain of our subscription services, and from broadband Internet service providers. Many of our competitors have significantly more resources than us, including access to content, and some of our competitors may be able to leverage their experience in providing subscription or similar services to customers in other businesses to the sale of digital media subscriptions.

       We must continue to obtain premium digital content in order to maintain and increase subscriptions and subscription service revenue and overall customer satisfaction. It is too early to predict whether our subscription business will require highly popular content to increase or maintain subscriptions, and, if so, whether we will be able to obtain such content on a consistent basis, or on commercially acceptable terms. To date, a limited amount of premium digital content has been made available for delivery over the Internet that can only be accessed through a for-pay service and not for free. If we are unable to obtain premium digital content on commercially reasonable terms, or at all, or if we do not successfully market our subscription services to our end users and other potential subscribers, our business could be harmed. In addition, if the adoption of broadband services is slower than anticipated it may impact the desirability of our services as users encounter content over slower connections, which degrade the quality of the user experience. In the future, increased competition for subscription services may make it more difficult to secure content licenses under reasonable terms.

If we do not continue to add subscribers to our subscription services or if we experience excessive rates of subscriber churn, our revenue and business will be harmed.

       Our subscription services have become an increasingly important source of our total revenue. We believe the subscription business represents a major growth opportunity for us and also creates substantial risks. Subscribers may cancel their subscriptions to our subscription services for many reasons, including a perception that they do not use the subscription services sufficiently or that the service does not provide enough value, a lack of attractive or exclusive content, or because customer service issues are not satisfactorily resolved. In order to increase our number of subscribers and subscription revenue, we must continue to add new subscribers each quarter while minimizing the rate of loss of existing subscribers. If our marketing and promotional activities fail to add significant numbers of new subscribers or if too many of our subscribers cancel their memberships because they are dissatisfied with the service or otherwise, our revenue and business will suffer. In addition, if the costs of such marketing and promotional activities increase in order to add new subscribers, our margins and operating results will suffer. Our subscription revenue and subscriber base have grown on a percentage basis in the early phases of the development of our subscription business. If our subscription revenue and subscriber base continue to grow, the percentage growth rates we have experienced to date are unlikely to be sustainable.

       Many of our subscribers subscribe to our stand-alone premium subscription service products, some of which are seasonal in nature, such as our Major League Baseball Advanced Media and NASCAR.com offerings. We have limited experience with these types of offerings and cannot predict how the seasonal nature of these offerings will impact our subscriber growth rates, future subscriber retention levels or our quarterly financial results. No assurance can be given that these stand-alone subscribers will remain subscribers to our subscription services at the end of any season or that they will renew their subscriptions for following seasons. In addition, no assurance can be given that the gross margins associated with these offerings will be consistent with our historical gross margins or our gross margins for our other subscription products, such as RealOne SuperPass.

Our online music services initiatives, including our proposed acquisition of Listen.com, may not be successful.

       In 2001, we announced the formation of a joint venture called MusicNet with several leading media companies to create a technology platform for online music subscription services. We also entered into an agreement with MusicNet to license the MusicNet platform and service for sale to our own customers. In December 2001, we began offering the RealOne MusicPass subscription service, a for-pay music subscription service based on the MusicNet platform. We recently replaced that offering with an online music subscription service using Listen.com’s technology and marketed as RealOne RHAPSODY, as discussed further below. The business models, technologies and market for online music subscription services are new and unproven. In addition, we record in our statement of operations our equity share in MusicNet’s net income (loss), which was a loss of $1.7 million for the quarter ended March 31, 2003. We anticipate that MusicNet will continue to incur losses in the foreseeable future and will need additional funding to support the development of its business model. No assurance can be made that MusicNet will ever contribute net income to our statement of operations or that losses recorded from MusicNet will not increase in the future. MusicNet also is a licensee of our technology and has used our digital music architecture to build its technology platform. If MusicNet is not successful and other online music subscription services do not license our technology, our business and business prospects could be harmed. The Antitrust Division of the U.S. Department of Justice and certain European antitrust regulatory authorities have commenced investigations into music licensing and other business practices related to online music businesses, including the business of MusicNet. If the business of MusicNet is harmed or materially modified as a result of these investigations, our financial results and business prospects could be harmed.

       On April 21, 2003, we announced that we have entered into a definitive agreement to acquire Listen.com. Prior to the closing of our proposed acquisition of Listen.com, we began distributing an online music subscription service using Listen.com’s technology and marketed as RealOne RHAPSODY pursuant to an arms-length distribution agreement. In the event that the Listen.com transaction does not close, there is no assurance that we will continue to distribute the RHAPSODY service as our primary music offering and we could face significant disruption in the development of our music subscription services. We intend to continuing offering Listen.com’s RHAPSODY music subscription service as our primary music subscription service offering through our Web sites and distribution channels. However, our ability to provide this music service will be dependent on music licenses from the major music labels. While we have received consent to transfer Listen.com’s existing music licenses with the major music labels, no assurance can be given that these labels will renew the licenses upon their expiration or that such renewals will be on terms that are commercially viable. The failure of the major music labels to license their music catalogs under terms that are acceptable to us and to consumers will harm our ability to offer successful music subscription services.

Our online music offerings may not be able to successfully compete with other online music services or traditional music distribution channels.

       Our music subscription services face competition from traditional offline music distribution competitors and from other new online music services, including pressplay, a joint venture formed between two leading media companies and which was recently acquired by Roxio and Apple’s recently announced music service, which has received significant initial media exposure. Competing services may be able to obtain more or better music content or may be able to license such content on more favorable terms than us, which could harm the ability of our music subscription services to compete effectively in the marketplace.

       Our music subscription services also face significant competition from “free” peer-to-peer services, such as KaZaA and Morpheus, which allow consumers to directly access an expansive array of free content without securing licenses from content providers. Although several of these “free” services have been found to be illegally violating copyright laws, enforcement efforts to date have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these “free” services, even if they are subsequently found to be illegal, substantially impairs the marketability of legitimate services like ours.

We may be unable to successfully compete with Microsoft and other companies in the media delivery market.

       The market for software and services for media delivery over the Internet is relatively new, constantly changing and intensely and increasingly competitive. As media delivery evolves into a central component of the Internet experience, more companies are entering the market for, and expending increasing resources to develop, media delivery software and services. We expect that competition will continue to intensify. Increased competition could hurt our business and the trading price of our stock. Increased competition may also result in price reductions, reduced margins, loss of customers, and a change in our business and marketing strategies, any of which could harm our business.

       Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services are entering the market all the time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

       Microsoft is a principal competitor in the development and distribution of digital media and media distribution technology. Microsoft currently competes with us in the market for digital media servers, players, encoders, digital rights management, codecs and other technology and services related to digital distribution of media. Microsoft’s commitment to and presence in the media delivery industry has increased. Microsoft recently announced the settlement of antitrust litigation with AOL Time Warner in which the two companies agreed to collaborate on long-term digital media initiatives. We expect that Microsoft will continue to increase competitive pressure in the overall market for digital media and media distribution.

       Microsoft distributes its competing streaming media server, player, tools and digital rights management products by bundling them with its Windows operating systems and servers at no additional cost or otherwise making them available free of charge. Microsoft’s practices have caused, and may continue to cause, pricing pressure on our revenue generating products and services and affect usage of our competing products and formats. Microsoft’s practices have led in some cases, and could continue to lead to, longer sales cycles, decreased sales, loss of existing and potential customers and reduced market share. In addition, we believe that Microsoft has used and may continue to use its monopoly position in the computer industry and its financial resources to secure preferential or exclusive distribution, use and bundling contracts for its media delivery technologies and products with third parties, such as ISPs, content delivery networks, content providers, entertainment and media companies, VARs and OEMs, including third parties with whom we have relationships. Microsoft has also invested significant money in, has provided substantial financial incentives to, or offered or conditioned placement on or through the Windows operating system, the Internet Explorer Web browser and Microsoft’s MSN service to, certain of our current and potential customers and content suppliers. We expect this trend to continue, which may cause those customers to stop using or reduce their use of our products and services and which may cause those content suppliers to withhold desirable media content from us or end users of our products and services. Such arrangements, together with Microsoft’s aggressive marketing of its Windows operating systems, server products and digital media products, may reduce our share of the streaming media and digital distribution markets. While courts have ruled that several of Microsoft’s practices violated relevant laws related to illegal maintenance of monopoly power, court remedies to date have had only a minor impact. There can be no assurance that there will be future court remedies against Microsoft’s illegal actions, or if there are any such future remedies, there can be no assurance that these remedies will be effective in curtailing these activities.

       Microsoft’s Windows Media Player competes with our media player products. Certain versions of the Windows Media Player are available for download from Microsoft’s Web site for free, and the Windows Media Player is integrated into Microsoft’s Windows XP operating system and the Windows 98, Windows 2000 and Windows ME operating systems, the Internet Explorer Web browser, and Microsoft’s MSN service. Windows XP, a significant focus of which is digital media delivery, gives very prominent and persistent placement to Microsoft’s Windows Media Player, Windows Media Guide, music services, and other media delivery services in the operating system and on the end user’s desktop. In some cases, the Windows Media Player may override default playback settings set by end users or by our software. New versions of Internet Explorer and MSN Explorer also prominently feature and promote Windows Media. We expect that by leveraging its monopoly position in operating systems and tying streaming or digital media into its operating systems and its Web browser, Microsoft will distribute substantially more copies of the Windows Media Player in the future than it has in the past and may be able to attract more users and content providers to use its streaming or digital media products. In addition, Microsoft does not document or expose all of the interfaces that would allow our products to take full advantage of the features and functionality of Windows XP that it makes available to the Windows Media Player. In light of Microsoft’s efforts and dominant position in operating systems, our market position may be difficult to sustain. The ubiquitous distribution of Windows Media Player with

Microsoft’s Windows operating systems may make it less likely that Internet content providers would use our technology.

       Microsoft’s Windows Media Player also competes with the personal music management features of the RealOne Player. Microsoft has made strategic investments in other digital distribution technologies that compete with RealJukebox and with the RealOne Player. The Windows Media Player supports the Windows Media format, but not our media formats. Microsoft also licenses various Windows Media Technology applications, a platform for authoring, delivering and playing digital media intended to compete with our system software products, and supports and promotes other third party products competitive to our products. In addition, Microsoft provides servers that support Windows Media Technologies at no additional cost to customers who purchase its Windows servers, whereas we offer versions of our competitive servers for sale. Microsoft bundles its Windows Media Server product with its server operating systems. In some cases, Microsoft has conditioned use of the Windows Media Digital Rights Management and security technologies supported by Windows XP to support for Windows Media formats and use of Windows Media Player and servers.

       We compete with Microsoft, Sony Corporation and others in the market for digital rights management technologies. Sony’s recent acquisition of digital rights management patents from Intertrust in conjunction with Philips Electronics indicates that Sony may increase its focus on competing with us in the market for digital rights management technology. We expect Microsoft, Sony and other competitors to devote significantly greater resources to product development in the music management and digital media categories in the future.

       Microsoft also competes with us to attract broadcasters and owners of high quality or popular content to promote and deliver such content in Microsoft’s formats, in some cases on an exclusive or preferential basis. While we have rights to play back certain content in Microsoft formats through our player products under a limited set of conditions, we may not secure necessary rights from Microsoft to enable our products to play back all such content or content in Microsoft’s newest formats, or such rights may not be available to us on commercially reasonable terms. Our player products may be disadvantaged if they cannot play content in Windows Media formats or content that is secured by the Windows Media Digital Rights Management technology, or if such content providers do not also make their content available in our media formats using digital rights management systems supported by us. In some cases, we believe Microsoft uses its financial resources and monopoly leverage to obtain rights to such content, and to provide incentives to content providers to prepare their content in Microsoft’s formats. If content providers use Microsoft’s digital media technology rather than ours, it may harm our ability to sell subscription services, players and Helix technology. Microsoft’s commitment to and presence in the media delivery industry has increased and we believe that Microsoft will continue to increase competitive pressure in the overall market for streaming media and media distribution.

       Microsoft has aggressively marketed and licensed its Windows Media technology to consumer electronics companies, a number of which have built support for Windows Media in their products. If Microsoft is successful in spreading Windows Media technology to non-PC devices — in part through leveraging their operating system monopoly — and we are not, it could harm our business.

       In addition to Microsoft, we face competition from other companies that develop and market streaming media products. For example, Apple Computer offers the QuickTime streaming media technology and other technology based on MPEG-4 standards, including a free media player and a free streaming media server, and licenses for free source code to the server under the conditions of Apple’s end user license agreement. Apple also offers competitive music management software and hardware. Apple has recently begun to devote significant resources to developing and marketing digital media products and we expect they will continue to do so to enable them to compete vigorously with us in the marketplace. Apple has also enlisted the open source code development community to assist its development of competitive products. Companies such as AOL Time Warner and Yahoo! and many smaller competitors also offer various products that compete with our player products and content subscription services. In connection with the deployment of our system software in AOL’s Internet service, we also licensed our technology to AOL for use with its own Internet service media player application. Such licensing may impact the number of end users of our player products if AOL users only use AOL applications. As more companies enter the market with products that compete with our servers, players and tools, the competitive landscape could change rapidly to our disadvantage. If our player products and formats do not continue to achieve a high level of consumer adoption and usage, our revenue and business could be harmed.

We may be unable to successfully compete in other parts of our business.

       Media Hosting and Delivery. Our media hosting and delivery service, the Real Broadcast Network, competes with a variety of companies that provide streaming media hosting and broadcast services. These companies include Akamai, Yahoo! Broadcast Services and other emerging broadcast networks. Some of these competitors have cost or other advantages over our services and offer other services that the Real Broadcast Network does not offer, such as creating corporate intranet portals or hosting in media formats not supported by the Real Broadcast Network. We may not establish or sustain our competitive position in this market segment. In recent periods, many of the customers of the Real Broadcast Network have either gone out of business or reduced their usage of our media hosting services. Some of our media hosting competitors are also customers on whom we rely to help drive product download traffic to our Web sites through their broadcast events. We also sell servers and tools to companies that compete with the Real Broadcast Network. If our relationship with these companies becomes more competitive, such companies may reduce their level of usage and purchases of our products or services.

       Web Site Destinations, Content and Advertising. Our Web sites and the Real.com Network compete for user traffic and Internet advertising revenue with a wide variety of Web sites, Internet portals and ISPs. In particular, aggregators of audio, video and other media, such as Yahoo! Broadcast Services and Microsoft’s Windows Media Guide, compete with us and generate substantially more traffic than we do.

       We cannot be certain that advertisers will place advertising with us or that revenue derived from such advertising will be meaningful. Internet advertising revenue across the industry has decreased substantially in recent periods and our advertising revenue has substantially declined during that time. We cannot predict when, or if, advertising revenue will stabilize and it is unlikely that it will return to previous levels. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates or otherwise modify our rate structure to retain or attract customers, our business could be harmed. Our business could also be harmed if we lose Web site traffic or if the usage of our player products fails to produce a sufficient amount of advertising inventory.

We may not be successful in the market for downloadable media and personal music management systems.

       The market for products that enable the downloading of media and that provide a personal music management system is relatively new and still evolving. We may be unable to develop a revenue model or sufficient demand to take advantage of this market opportunity. We cannot predict whether consumers will adopt the RealOne Player as their primary application to play, record, download and manage their digital music. There are a number of competitive products on the market that offer certain of the music management features currently offered by the RealOne Player. These products include WinAmp Player, MusicMatch Jukebox, Apple QuickTime Player,

AOL client and Windows Media Player. Given the size and importance of the general market for music distribution, competitors will likely release additional products that directly compete with the RealOne Player, which could harm our business. Our competitors may develop new features and technology not available in the RealOne Player, including advanced codecs and digital rights management technology, which could harm our business.

       The RealOne Player also face competition from the emergence of widespread peer-to-peer file sharing services and programs such as KaZaA and Morpheus, and a variety of other similar services that allow computer users to connect with each other and to copy many types of program files, including music and other media, from one another’s hard drives. These services allow consumers to directly access an expansive array of content without relying on content providers to make the content available for streaming or digital download, and without relying on products such as the RealOne Player to be able to play, record and store such content. Our inability to achieve widespread acceptance for our digital music architecture or our player products or to create new revenue streams from the new market segments, including digital music content, could harm the prospects for our business.

       We must also provide digital rights management solutions and other security mechanisms in order to address concerns of content providers, and we cannot be certain that we can develop, license or acquire such solutions, or that content licensors or consumers will accept them. In addition, consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available. In connection with the continued development of our products, particularly with respect to the adaptation of our products on non-PC devices, we may need to license other digital rights management solutions to support our products. No assurance can be given that such solutions will be available to us, or, if they will be available to us at reasonable rates or upon reasonable terms, which could harm the development of our products and our business.

Our restructuring efforts may not be effective.

       In July 2001 and August 2002, we took steps to better align our resources with the levels we believe are required to operate efficiently in the prevailing market. Through these steps, we reduced our headcount and are attempting to sublease certain of our excess facility capacity. While we believe that these steps will help us achieve greater operating efficiency, we have no prior history with such measures and cannot predict whether they will be effective. These measures could adversely impact the employees that we wish to retain, as well as our reputation and our relationships with our customers and/or our vendors, which could harm our ability to operate as intended and which would harm our business.

Our industry is experiencing consolidation that may intensify competition.

       The Internet and media distribution industries are undergoing substantial change which has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by competitors. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

•	competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•	competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our products and services and hurting our ability to attract advertisers to our Web sites and product offerings;

•	suppliers of important or emerging technologies could be acquired by a competitor or other company which could prevent us from being able to utilize such technologies in our offerings, and disadvantage our offerings relative to those of competitors;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•	other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

       Any of these events could put us at a competitive disadvantage which could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

We rely on content provided by third parties to increase market acceptance of our products and services.

       If third parties do not develop or offer compelling content to be delivered over the Internet, or grant necessary licenses to us or our customers to distribute or perform such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers, such as radio and television stations, record labels, media companies, Web sites and other companies, to develop and offer content in our formats that can be delivered using our server products and played back using our player products. We also rely entirely on third-party content for the programming and content offerings that comprise our RealOne and stand-alone subscription services. In some cases, we pay substantial fees to obtain content for these services. In order to provide a compelling subscription service, we must be able to offer unique and in some cases exclusive content and programming to our customers. We face competition in the market for subscription content services from companies such as AOL Time Warner, Microsoft and Yahoo!, who may have greater access to content or the ability to pay substantially higher fees to content providers. We cannot guarantee that third-party content providers will continue to rely on our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to their content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so would harm our business and our business prospects.

       While we have a number of short-term agreements with third parties to provide content from their Web sites in our formats, most third parties are not obligated to develop or offer content using our technology. In addition, some third parties have entered into and may in the future enter into agreements with our competitors, principally Microsoft, to develop or offer all or a substantial portion of their content in our competitors’ formats and using their digital rights management technology. This may prevent such content from being playable through our products. Microsoft has substantially more resources than us that may enable it to secure preferential and even exclusive relationships with content providers, including preferential placement on or through the Windows Operating System, Internet Explorer or MSN. There could be less demand for and use of our products if Microsoft or another competitor were to secure preferential or exclusive relationships with the leading content providers, Web sites or broadcasters.

       Our success also depends on the availability of third-party content, especially music, that current users of our RealJukebox and RealOne Player can lawfully and easily access, record and play back. Our products may not achieve or sustain market acceptance if third parties are unwilling to offer their content for free download, streaming or purchase by users of our player products. Current concerns regarding the secure distribution of music over the Internet, and the difficulties and high costs associated with obtaining necessary or desirable licensing rights, are contributing to the delay or unavailability of music content for distribution.

We may not successfully develop new products and services.

       Our growth depends on our ability to continue to develop leading edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenue or gross profits to offset our development and operating costs. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. If we are unable to be a technological leader in our market our business is likely to be harmed. In addition, with the recent introduction of our Helix initiative, we no longer exercise control over many aspects of the development of the open source technology that comprises our Helix initiative and accordingly, there can be no assurance that the industry will adopt the Helix Platform or the Helix Community, or that third parties will develop and introduce technologies or products based on them.

       Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

       The RealOne Player supports a variety of audio formats, including RealAudio, MP3, Windows Media Audio, Apple QuickTime and MPEG-4. Support for some formats, including Windows Media Audio and Apple QuickTime, requires the user to have additional third party software installed. However, technical formats and consumer preferences evolve very rapidly, and we may be unable to adequately address consumer preferences or fulfill the market demand to the extent it exists. We may be unable to license technologies, like codecs, that obtain widespread consumer and developer use which would harm consumer and developer acceptance of our products and services. In addition, our codecs and formats may not continue to be in demand or as desirable as other third party codecs and formats, including industry standard codecs and formats created by MPEG, become more readily available.

We depend on key personnel who may not continue to work for us.

       Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Robert Glaser, our founder, Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Glaser or other key executive officers or employees could harm our business. If any of these individuals were to leave RealNetworks, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. A number of our key employees have reached or will soon reach the five-year anniversary of their RealNetworks hiring date and, as a result, will have become or will shortly become fully vested in their initial stock option grants. While most personnel are typically granted additional five-year stock options subsequent to their hire date to provide additional incentive to remain at RealNetworks, the initial option grant is typically the largest and an employee may be more likely to leave our employ upon completion of the vesting period for the initial option grant. We do not maintain “key person” life insurance policies. If we do not succeed in retaining and motivating existing personnel, our business could be harmed.

Our failure to attract, train or retain highly qualified personnel could harm our business.

       Our success also depends on our ability to attract, train or retain qualified personnel in all areas, especially those with management and product development skills. In particular, we must hire additional experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. At times, we have experienced difficulties in hiring personnel with the proper training or experience, particularly in technical and media areas. Competition for qualified personnel is intense, particularly in high-technology centers such as the Pacific Northwest, where our corporate headquarters are located. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

       In making employment decisions, particularly in the Internet and high-technology industries, our current employees and prospective job candidates often consider the value of stock options they hold or that they may receive in connection with their employment. As a result of recent volatility in our stock price, we may be disadvantaged in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly.

Potential acquisitions involve risks we may not adequately address.

       As part of our business strategy, we have acquired technologies and businesses in the past, and expect that we will to continue to do so in the future. The failure to adequately address the financial, legal and operational risks raised by acquisitions of technology and businesses could harm our business. Acquisition or business combination transactions are accompanied by a number of significant risks. Financial risks related to acquisitions may harm our financial position, reported operating results or stock price, and include:

•	potentially dilutive issuances of equity securities;

•	use of cash resources, including all or a portion of the proceeds from our sale of the notes offered by this offering circular;

•	the incurrence of debt and contingent liabilities;

•	large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset; and

•	amortization expenses related to other intangible assets.

       Acquisitions also involve operational risks that could harm our existing operations or prevent realization of anticipated benefits from an acquisition. These operational risks include:

•	difficulties in assimilating the operations, products, technology, information systems or personnel of the acquired company;

•	diversion of management’s attention from other business concerns and the potential disruption of our ongoing business;

•	the difficulty of incorporating acquired technology or content and rights into our products and services and unanticipated expenses related to such incorporation;

•	impairment of relationships with our employees, affiliates, advertisers and content providers;

•	inability to maintain uniform standards, controls, procedures and policies;

•	the assumption of known and unknown liabilities of the acquired company, including intellectual property claims;

•	entrance into markets in which we have no direct prior experience; and

•	subsequent loss of key employees of the acquired company.

       On April 21, 2003, we announced that we have entered into a definitive agreement to acquire Listen.com. Even if the proposed acquisition closes, the acquisition may not be successful. The proposed acquisition is subject to the operational risks set forth above, in addition to the risks discussed above under the caption “Our proposed acquisition of Listen.com may not close or, if it does close, may not be successful”.

We may not be successful in making strategic investments.

       We have made, and in the future we may continue to make, strategic investments in other companies. These investments have been made, and future investments will likely be made, in immature businesses with unproven track records and technologies. Such investments have a high degree of risk, with the possibility that we may lose the total amount of our investment. We have in the past recorded significant charges from reductions in the value of our strategic investments. We may have similar charges in the future. Moreover, the cash resources used by us in connection with such investments, if any, may include all or a portion of the proceeds from the sale of these notes. We may not be able to identify suitable investment candidates, and, even if we do, we may not be able to make those investments on acceptable terms. In addition, even if we make investments, we may not gain strategic benefits from those investments.

The growth of our business depends on the increased use of the Internet for communications, electronic commerce and advertising.

       The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. We believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount and type of business that is conducted over the Internet, and may impact our ability to sell our products and services and ultimately impact our business results and prospects.

       If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, Web sites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the usage of our products, services and Web sites, could grow more slowly or decline.

Rate of adoption of broadband technologies poses risks to our business.

       We believe that increased Internet use and especially the increased use of media over the Internet may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband technologies do not become widely available or widely adopted, our products and services, particularly our subscription services, may not achieve broad market acceptance and our business and prospects could be harmed. To date, we believe that broadband technologies have been adopted at a slower rate than expected, which we believe has slowed the level of use of media over the Internet and may harm our business and prospects if the rate of adoption does not increase.

Changes in network infrastructure, transmission methods and broadband technologies pose risks to our business.

       If broadband access becomes widely available, we believe it presents both a substantial opportunity and a significant business challenge for us. Internet access through cable television set-top boxes, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently transmits data and media. This could harm our business as currently conducted.

       Also, our products and services may not achieve market acceptance or generate sufficient revenue to offset our costs of developing products and services compatible with broadband transmission formats and infrastructure. Development of products and services for a broadband transmission infrastructure involves a number of additional risks, including:

•	changes in content delivery methods and protocols;

•	the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

•	the development by our current competitors, particularly Microsoft, Yahoo! and AOL Time Warner, of relationships with, or ownership interests in, companies that have significant access to or control over the broadband transmission infrastructure or content; and

•	the need to establish new relationships with non-PC based providers of broadband access, such as providers of television set-top boxes and cable television, some of which may compete with us.

More individuals are utilizing non-PC devices to access the Internet and we may not be successful in developing versions of our products and services that will gain widespread adoption by users of such devices.

       In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to attract and retain a substantial number of alternative device manufacturers to license and incorporate our technology into their devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media delivery. Further, a failure to develop revenue-generating relationships with a sufficient number of device manufacturers could harm our business prospects.

       We do not believe that complete standards have emerged with respect to non-PC wireless and cable-based systems, though participants in those industries generally express support for the evolution of industry-wide standards which may disfavor proprietary solutions. Likewise, no single company has yet gained a dominant position in the mobile device market. However, certain third party products and services in these markets support our technology, and certain products and services support our competitors’ technologies, especially Microsoft, which can use its monopoly position in the operating system business and other financial resources to gain access to these markets, potentially to our exclusion. In addition, our brand and capabilities are not as well known in these market sectors which has and may continue to create opportunities for smaller competitors to effectively compete with us, especially in the market for mobile devices outside the United States. Other companies’ products and services, including industry-standard technologies like MPEG-4 and 3GPP, or other new standards may emerge or become dominant in any of these areas, and differing standards may emerge among different global markets, which could reduce demand for our technology and products or render them obsolete. In addition, our ability to reach customers in these markets is often controlled by large network operators and our success in these markets is dependent on securing relationships with these key operators.

       We have also recently announced our Helix initiative, which is aimed, in part, at stimulating the development of Internet media technology on non-PC devices. If the open-source features of Helix do not successfully stimulate the development of technology on non-PC devices using our platform, our business and prospects could be harmed.

We could lose strategic relationships that are essential to our business.

       The loss of certain current strategic relationships or key licensing arrangements, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

•	increase adoption of our products through distribution arrangements;

•	increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services, including our RealOne subscription services;

•	acquire desirable or necessary technology components and intellectual property rights;

•	establish and maintain our brands;

•	expand the range of commercial activities based on our technology; and

•	increase the performance and utility of our products and services.

       We would be unable to accomplish many of these goals without the assistance of third parties. For example, we may become more reliant on strategic partners to provide multimedia content and technology, to provide alternative distribution channels, to provide more secure and easy-to-use electronic commerce solutions and to build out the necessary infrastructure for media delivery. We may not be successful in forming or managing strategic relationships and, in particular, we may meet resistance in forging such relationships if our potential strategic partners desire to minimize their dependency on any one technology provider.

Our business will suffer if our systems fail or become unavailable.

       A reduction in the performance, reliability or availability of our Web sites and network infrastructure may harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our revenue depends in large part on the number of users that download our products from our Web sites, access the content services on our Web sites and use our subscription services. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover, such as after our recent staff reductions. A sudden and significant increase in traffic on our Web sites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures.

       Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide Internet users access to our Web sites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, certain ISPs have temporarily interrupted our Web site operations and ability to communicate with certain customers in response to the heavy volume of email transmissions we generate and send to our large user base. These types of interruptions could continue or increase in the future.

       Our electronic commerce and digital distribution activities are managed by complex software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures, authentication or payment processing problems, or security issues. We have on occasion experienced system errors and failures that cause interruption in availability of products or content or an increase in response time, and any such errors or failures could result in a loss of potential or existing business services customers, users, subscribers, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

       Real Broadcast Network’s business is dependent on providing customers with efficient and reliable services to enable such customers to broadcast content to large audiences on a live or on-demand basis. Real Broadcast Network’s operations are also dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and if we are unable to obtain such capacity on terms commercially acceptable to us, our business and operating results could suffer.

       Our computer and communications infrastructure is located at a single leased facility in Seattle, Washington, an area that is at heightened risk of earthquake and volcanic events. We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Our network is subject to security risks that could harm our business and reputation and expose us to litigation or liability.

       Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security risks, including:

•	our own or licensed encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

•	we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our Web sites or use of our products and services; and

•	someone could circumvent our security measures and misappropriate our, our partners’ or our customers’ proprietary information or content or interrupt operations.

       The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks.

Our international operations involve operational and financial risks.

       We operate subsidiaries in ten foreign countries, and market and sell products in a number of other countries. We have also entered into joint ventures internationally. For the quarter ended March 31, 2003, approximately 28% of our revenue was derived from international operations.

       A key part of our strategy is to develop localized products and services in international markets through joint ventures, subsidiaries and branch offices. If we do not successfully implement this strategy, we may not recoup our international investments and we may lose worldwide market share. To date, we have only limited experience in developing localized versions of our products and services and marketing and operating our products and services internationally, and we often rely on the efforts and abilities of our foreign business partners in such activities. We believe that in light of the potential size of the customer base and the audience for content, and the substantial anticipated competition, we need to continue to expand into international markets in order to effectively obtain and maintain market share. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower in adoption of the Internet as an advertising and commerce medium, which is reflected in our international revenue results.

       In addition to uncertainty about our ability to continue to generate revenue from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including difficulties in managing operations due to distance, language and cultural differences, different or conflicting laws and regulations and exchange rate fluctuations.

       Any of these factors could harm our future international operations, and consequently our business, operating results and financial condition. We currently manage a portion of our foreign currency exposures. Our foreign currency exchange risk management program reduces, but does not eliminate, the impact of currency exchange rate movements.

We may be unable to adequately protect our proprietary rights and may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

       Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. These efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology. These efforts also may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop. Any of these results could reduce the value of our intellectual property.

       As of March 31, 2003, we had 45 registered U.S. trademarks or service marks, and had applications pending for several more U.S. trademarks. We also have several unregistered trademarks. In addition, we have several foreign trademark registrations and pending applications. Many of our marks begin with the word “Real” (such as RealOne, RealAudio and RealVideo). We are aware of other companies that use “Real” in their marks alone or in combination with other words, and we do not expect to be able to prevent all third-party uses of the word “Real” for all goods and services.

       As of March 31, 2003, we had 21 U.S. patents and numerous patent applications on file relating to various aspects of our technology. We intend to increase our investment in filing additional patent applications on other features of our technology. Patents with respect to our technology may not be granted and, if granted, may be challenged or invalidated. Issued patents may not provide us with any competitive advantages and may be challenged by third parties.

       Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents. Many parties are actively developing streaming media and digital distribution-related technologies, e-commerce and other Web-related technologies, as well as a variety of online business methods and models. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with streaming media, digital distribution and online businesses are likely to arise in the future and may be very costly. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our products and services will be issued in the future. If a blocking patent has been issued or is issued in the future, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent, which could harm our business.

       Companies in the technology and content-related industries have frequently resorted to litigation regarding intellectual property rights. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. In addition, we believe these industries are experiencing an increased level of litigation to determine the applicability of current laws to, and impact of new technologies on, the use and distribution of content over the Internet and through new devices, especially in the music industry, and as we develop products and services that provide or enable the provision of content in such ways, our litigation risk may increase. The existence and/or outcome of such litigation could harm our business.

       From time to time we receive claims and inquiries from third parties alleging that our internally developed technology or technology we license from third parties may infringe the third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. We are now investigating a number of such pending claims.

       In July 2002, a lawsuit was filed against us in federal court in Boston, alleging that we willfully infringe certain patents relating to the downloading of data from a server computer to a client computer. The plaintiff seeks to enjoin us from the alleged infringing activity and to recover treble damages from the alleged infringement. We have filed a counterclaim against the plaintiff seeking a declaratory judgment that the patents at issue are invalid and unenforceable due to plaintiff’s inequitable conduct, as well as its reasonable attorneys fees and costs. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products and services while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could require us to change our business practices and harm our business.

       In August 1998, Venson M. Shaw and Steven M. Shaw filed a lawsuit against us and co-defendant Broadcast.com in the United States District Court for the Northern District of Texas — Dallas Division. The plaintiffs alleged that we, individually and in combination with Broadcast.com, infringed on a certain patent owned by the plaintiffs. The plaintiffs filed a similar claim, based on the same patent, as a separate lawsuit against Microsoft and Broadcast.com, which was consolidated with the lawsuit against us. We have settled the lawsuit and settled any indemnity obligation owing from us to Broadcast.com. The claims against us have been dismissed with prejudice. The terms of the settlement are confidential, but will not have a material adverse affect on our financial position or results of operations.

We are subject to risks associated with governmental regulation and legal uncertainties.

       Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulation.

       There is uncertainty regarding how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our products and services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our Web sites or distributed or accessed through our products or services, with our provision of products and services, and with the features or performance of our products and Web sites;

•	lead to increased product development costs or otherwise harm our business; or

•	decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

       The Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and our broadcast customers may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the United States Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. Many of our systems software and Real Broadcast Network customers may be affected by these rates, which may negatively impact our revenue. Several CARP proceedings are pending for subscription music services and services that deliver digital downloads of music, and the outcome of these CARPs will also likely affect our business in ways that we cannot predict. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music and, in particular, our RealOne Music subscription service.

       The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

       There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registration and revenue, and influence how and whether we can communicate with our customers.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

       Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to servers at RealNetworks. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

       Between November 1999 and March 2000, fourteen lawsuits were filed against us in federal and/or state courts in California, Illinois, Pennsylvania, Texas and Washington. The plaintiffs have voluntarily dismissed all of the state court cases with the exception of the case pending in California. The remaining actions, which seek to certify classes of plaintiffs, allege breach of contract, invasion of privacy, deceptive trade practices, negligence, fraud and violation of certain federal and state laws in connection with various communications features of our RealPlayer and RealJukebox products. The plaintiffs are seeking both damages and injunctive relief. We have filed answers denying the claims and have filed suit in Washington State Court to compel the state court plaintiffs to arbitrate the claims as required by our End User License Agreements. The Washington State Court has granted our motion to compel arbitration. On February 10, 2000, the federal Judicial Panel on Multidistrict Litigation transferred all pending federal cases to the federal district court for the Northern District of Illinois. On the same day, that court granted RealNetworks’ motion to stay the court proceedings because the claims are subject to arbitration under our End User License Agreement. RealNetworks and the California state court plaintiffs have agreed on terms to settle the California litigation. The proposed settlement must be approved by the California court before taking effect and it has not yet been approved. If approved, the settlement will result in dismissal of the pending California litigation and a release by plaintiffs of all claims. Under the agreed terms, the settlement would not have a material effect on the Company’s financial condition or results of operations. Although no assurance can be given as to the outcome of these lawsuits, we believe that the allegations in these actions are without merit, and intend to vigorously defend ourselves. If the plaintiffs prevail in their claims, we could be required to pay damages or other penalties, in addition to complying with injunctive relief, which could harm our business and our operating results.

       On or about March 29, 2003, William Cirignani filed a consumer class action against us in the Superior Court of the State of Washington, alleging causes of action based on the

Washington Consumer Protection Act and unjust enrichment. The plaintiff alleges that consumers who attempted to download or purchase certain of our products and services were fraudulently and deceptively enrolled in, and prevented from canceling, our subscription services. The plaintiff seeks compensatory damages, equitable relief in the form of an order prohibiting the alleged false and deceptive practices, treble damages, and other relief. On June 2, 2003, we filed a motion to stay the case pending arbitration, based on the provisions in our End User License Agreements with consumers for the relevant products and services, which provide for disputes to be resolved through arbitration. Our motion is currently pending before the court. Although no assurance can be given as to the outcome of this litigation, we believe that the allegations in this action are without merit, and intend to vigorously defend ourselves. If the plaintiff prevails in his claims, we could be required to pay damages or other penalties, in addition to complying with injunctive relief, which could harm our business and our operating results.

We may be subject to legal liability for the provision of third-party products, services or content.

       We periodically enter into arrangements to offer third-party products, services, content or advertising under the RealNetworks brand or via distribution on our Web sites, in products or service offerings. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services, content or advertising. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, claims for intellectual property infringement. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. If any of these claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

Our directors and executive officers beneficially own approximately 37.4% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholders may be unable to exercise control.

       As of March 31, 2003, our executive officers, directors and affiliated persons beneficially owned approximately 37.4% of our common stock. Robert Glaser, our Chief Executive Officer and Chairman of the Board, beneficially owns approximately 33.9% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

       Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Provisions of our charter documents, Shareholder Rights Plan, and Washington law could discourage our acquisition by a third party.

       Our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

•	adopt a plan of merger;

•	authorize the sale, lease, exchange or mortgage of:

(A) assets representing more than 50% of the book value of our assets prior to the transaction; or

(B) any other asset or assets on which our long-term business strategy is substantially dependent;

•	authorize our voluntary dissolution; or

•	take any action that has the effect of any of the above.

       RealNetworks also entered into an agreement providing Mr. Glaser with certain contractual rights relating to the enforcement of our charter documents and Mr. Glaser’s roles and authority within RealNetworks.

       We have adopted a shareholder rights plan that provides that shares of our common stock have associated preferred stock purchase rights. The exercise of these rights would make the acquisition of RealNetworks by a third party more expensive to that party and has the effect of discouraging third parties from acquiring RealNetworks without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

       Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. The foregoing provisions of our charter documents, shareholder rights plan, our agreement with Mr. Glaser, the notes and Washington law, as well as those relating to a classified board of directors and the availability of “blank check” preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

Our stock price has been and may continue to be volatile.

       The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended March 31, 2003, the price of our common stock ranged from $2.68 to $9.28 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations, new products or services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	conditions or trends in the Internet, streaming media, media delivery and online commerce markets;

•	changes in the market valuations of other Internet, online service or software companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments or of significant new product developments or changes in business strategy;

•	legal, regulatory or political developments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	general market conditions.

       In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors have in the past and may in the future reduce our stock price, regardless of our operating performance.

       The volatility of our stock price may cause the price of these notes to fluctuate significantly, as described below under the caption “The price of our common stock and therefore the price of our notes may fluctuate significantly, which may result in losses for investors”.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

       We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

       In October 1998, the Internet Tax Freedom Act, or ITFA, was signed into law. Among other things, the ITFA imposed a three-year moratorium on discriminatory taxes on electronic commerce which expired October 20, 2001. In November 2001, the moratorium was extended another two years until November 2003. Nonetheless, foreign countries or, following the expiration of the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. The European Union introduced legislation effective July 1, 2003, requiring all non-European Union vendors to collect Value Added Tax, or VAT. VAT is imposed on sales of all electronically supplied software and services including software products, games, data, publications, music, video and fee-based broadcasting services. It is our intention to comply with the European Union VAT legislation upon its effective date. In order to comply with the VAT legislation, we must modify our existing customer transaction processing system to meet the requirements imposed by the legislation. While we anticipate that our systems will be able to accommodate the requirements of the legislation, there can be no assurance that the European Union will not make further modifications to the legislation, the effects of which could require significant enhancements to our systems and increase the cost of selling our products and services into the European Union. Additionally, we have not determined the impact VAT will have on the pricing and demand for our products and services, the effects of which may adversely impact our revenue and profit. We anticipate the collection and remittance of VAT will subject us to additional currency fluctuation risks.

We donate a portion of net income to charity.

       In periods where we achieve profitability (excluding the effects of goodwill and other acquisition charges), we intend to donate 5% of our annual pre-tax net income to charitable organizations, which will reduce our net income for those periods. The non-profit RealNetworks Foundation manages our charitable giving efforts.

     The Company discloses the following information related to the Company’s management:

The executive officers of RealNetworks as of June 9, 2003 are as follows:

Name	Age	Position

Robert Glaser	41	Chairman of the Board and Chief Executive Officer
Lawrence Jacobson	44	President
Phillip Barrett	50	Senior Vice President
Merrill Brown	50	Senior Vice President — RealOne Services
Kelly Jo MacArthur	38	Senior Vice President
Martin Plaehn	45	Senior Vice President — Software Products
Carla Stratfold	44	Senior Vice President — North American Sales
Brian V. Turner	43	Senior Vice President, Finance and Operations, Chief Financial Officer and Treasurer

Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994, and as Treasurer from February 1994 to April 2000. He also serves as RealNetworks’ Policy Ombudsman, with the exclusive authority to adopt or change the editorial policies of RealNetworks as reflected on its Web sites or in other communications or media in which RealNetworks has a significant editorial or media voice. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Lawrence Jacobson has served as President of RealNetworks since February 2003. From February 2001 to February 2003, Mr. Jacobson served as President and Chief Operating Officer of RealNetworks. From January 2000 to January 2001, Mr. Jacobson served as President and Chief Operating Officer of Ticketmaster Corporation, the leading ticketing services company. From 1990 to January 2000, Mr. Jacobson was employed at News Corporation, a global media and distribution company, where he held various positions within its subsidiaries, most recently serving as President of the FOX Television Network. Mr. Jacobson holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

Phillip Barrett has served as Senior Vice President of RealNetworks since February 2003. Since the first quarter of 2003, Mr. Barrett has been on personal leave. It is possible that Mr. Barrett may elect not to return to RealNetworks after completion of his leave. From July 2000 to February 2003, Mr. Barrett served as Senior Vice President-Consumer Products of RealNetworks. From July 1998 to July 2000, Mr. Barrett served as Senior Vice President — Media Technologies of RealNetworks, from January 1997 to July 1998, he served as Senior Vice President — Media Systems of RealNetworks, and from November 1994 to January 1997 he served as Vice President — Software Development of RealNetworks. From March 1986 to October 1994, Mr. Barrett was a Development Group Manager at Microsoft, where he led development efforts for Windows 386, Windows 3.0 and Windows 3.1. Mr. Barrett holds an A.B. in Mathematics from Rutgers University and an M.S. in Computer Sciences from the University of Wisconsin, Madison.

Merrill Brown has served as Senior Vice President — RealOne Services since August 2002. From August 1996 to June 2002, Mr. Brown was employed by MSNBC.com, an online news service, most recently serving as Senior Vice President and Editor-in-Chief. From 1994 to 1996, Mr. Brown served as a media and communications consultant to several media ventures, including Time Inc., NBC and U.S. West. From 1990 to 1994, Mr. Brown held the position of Senior Vice President, Corporate and Program Development for Court TV. Mr. Brown has also served as Editor-in-Chief at Channels Magazine and as a business writer and correspondent for The Washington Post. Mr. Brown holds a B.A. in Political Science from Washington University, St. Louis.

Kelly Jo MacArthur has served as Senior Vice President since January 2003. Ms. MacArthur held the positions of Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary of RealNetworks from April 2000 to January 2003, and Vice President and General Counsel of RealNetworks from October 1996 to April 2000. From 1995 to 1996, Ms. MacArthur served as General Counsel and Director of Business Affairs for Compton’s NewMedia, Inc. From 1989 to 1994, Ms. MacArthur was an attorney with the firm of Sidley & Austin in Chicago. Ms. MacArthur graduated summa cum laude from the University of Illinois at Champaign-Urbana and holds a J.D. from Harvard Law School.

Martin Plaehn has served as Senior Vice President — Software Products since February 2003. From September 1999 to February 2003, Mr. Plaehn served as Senior Vice President — Media Systems of RealNetworks. From April 1996 to August 1999, Mr. Plaehn served as President of Viewpoint Digital and as its Chairman and CEO until its acquisition by Computer Associates in October 1998. From 1990 to 1996, Mr. Plaehn served as Executive Vice President of Business and Product Development and was a member of the Board of Directors of Wavefront Technologies Inc., which was acquired by Silicon Graphics in 1995. Mr. Plaehn started his career as a software developer at General Atomic Company in 1978, ISSCO Graphics in 1980, and Template Graphics Software from 1982 to 1990. Mr. Plaehn holds a B.A from the University of California San Diego and is a graduate of UCSD’s Executive Program for Scientists and Engineers.

Carla Stratfold has served as Senior Vice President — North American Sales of RealNetworks since May 2001. From December 1998 to March 2000, Ms. Stratfold served as Vice President of Business Development of BackWeb Technologies Ltd., a provider of Internet communication infrastructure software. From 1988 to November 1998, Ms. Stratfold was employed by Oracle Corporation, a leading supplier of software for information management, where she held various positions, most recently serving as Vice President of Product Sales and Marketing. Ms. Stratfold holds a B.S. in Political Science from Washington State University.

Brian V. Turner has served as Senior Vice President, Finance and Operations, Chief Financial Officer and Treasurer of RealNetworks since October 2001. From December 2000 to October 2001, Mr. Turner served as President, Chief Operating Officer and Secretary, and from April 1999 to December 2000, as Senior Vice President of Operations, Chief Financial Officer and Secretary of BSQUARE Corporation, a company engaged in the development, marketing and support of a variety of software products and services for the development and deployment of intelligent computing devices. From September 1995 to April 1999, Mr. Turner served as the Senior Vice President of Operations and Chief Financial Officer of RadiSys Corporation, a manufacturer and designer of computers. Between July 1982 and September 1995, Mr. Turner was employed by PricewaterhouseCoopers LLP, an accounting firm, most recently as a director in Corporate Finance. Mr. Turner holds a B.A. degree in international political science and a B.B.A. in accounting from the University of Washington.

      On May 15, 2003, we announced that Mr. Turner had decided to resign. Mr. Turner is expected to depart RealNetworks in mid-June 2003.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits

          99.1 Press release issued on June 11, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

Date: June 11, 2003	By:	/s/ Robert Kimball

Robert Kimball
Vice President and General Counsel